Exhibit 99.4

Additional Risk Factors

Set forth below are additional risk factors related to the Plan Support Agreement and the Company’s financial reorganization.

The Plan Support Agreement is subject to significant conditions and milestones that may be difficult for us to satisfy.

There are certain material conditions we must satisfy under the Plan Support Agreement, including the timely satisfaction of milestones in the Chapter 11 proceedings, such as confirmation of the Plan and effectiveness of the Plan. Our ability to timely complete such milestones is subject to risks and uncertainties many of which are beyond our control.

If the Plan Support Agreement is terminated, our ability to confirm and consummate the Plan could be materially and adversely affected.

The Plan Support Agreement contains a number of termination events, the occurrence of which gives certain parties to the Plan Support Agreement the right to terminate the agreement. If the Plan Support Agreement is terminated, each of the parties thereto will be released from their obligations in accordance with the terms of the Plan Support Agreement. Such termination may result in the loss of support for the Plan by the parties to the Plan Support Agreement, which could adversely affect our ability to confirm and consummate the Plan. If the Plan is not consummated, there can be no assurance that any new Plan would be as favorable to holders of claims as the current Plan.

We may not be able to obtain confirmation of the Plan as outlined in the Plan Support Agreement.

Assuming that the Chapter 11 cases are commenced as provided in the Plan Support Agreement, there can be no assurance that the Plan as outlined in the Plan Support Agreement (or any other plan of reorganization) will be approved by the Bankruptcy Court. As a result, investors should exercise caution with respect to existing and future investments in our securities.

The success of any reorganization will depend on approval by the Bankruptcy Court and the willingness of existing debt and security holders to agree to the exchange or modification of their interests as outlined in the plan, and there can be no guarantee of success with respect to the Plan or any other plan of reorganization. For instance, we might receive official objections to confirmation of the Plan from various stakeholders in the Chapter 11 cases. We cannot predict the impact that any objection might have on the Plan or on a Bankruptcy Court’s decision to confirm the Plan. Any objection may cause us to devote significant resources in response which could materially and adversely affect our business, financial condition and results of operations.

If the Plan is not confirmed by the Bankruptcy Court, it is unclear whether we would be able to reorganize our business and what, if any, distributions holders of claims against us, including holders of our secured and unsecured debt and equity, would ultimately receive with respect to their claims. We have a significant amount of secured indebtedness that is senior to our unsecured indebtedness and a significant amount of total indebtedness that is senior to our existing common stock in our capital structure. As a result, we believe that implementation of any plan is likely to result in a limited recovery for unsecured noteholders, if any, and place equity holders at significant risk of losing most or all of their interests in our company. Once commenced, there can be no assurance as to whether we will successfully reorganize and emerge from the Chapter 11 cases or, if we do successfully reorganize, as to when we would emerge from the Chapter 11 cases.

Trading in our securities is highly speculative and poses substantial risks. We expect that the existing common stock of the Company will be extinguished and the warrants proposed to be issued to existing equity holders under the Plan may not have any value.

The Plan, as outlined in the Plan Support Agreement, provides that our outstanding notes will be converted into equity of the reorganized Company and that the existing common stock of the Company will be extinguished upon the Company’s emergence from Chapter 11. The Plan provides that all equity interests of existing equity holders will be extinguished. Existing equity holders will receive equity in the reorganized Company and certain equity holders will also have the right to participate in a rights offering and will receive warrants representing the right to purchase new common stock in the reorganized Company. Even if the Plan is confirmed as currently outlined, the value of any securities or warrants that are issued is highly speculative and the exercise prices of such warrants are based upon assumed equity values that may never be attained.

We may not have adequate liquidity to operate our business.

We have historically relied on cash on hand, cash provided by operating activities and borrowing availability under our ABL Facility for our liquidity needs. In connection with entering into the Plan Support Agreement, the lenders’ commitments under the ABL Facility are being terminated and we will no longer have access to the liquidity provided by that facility. Instead, we will be required to rely on our cash balances and cash provided by operating activities. As of June 30, 2016, we had cash and cash equivalents of $103.5 million compared to $204.4 million as of December 31, 2015. Our cash balance declined by $100.8 million during the first half of 2016 primarily as a result of our making interest payments on our outstanding debt instruments totaling $40.4 million, moving approximately $18.6 million to restricted cash and repaying $13.9 million of long-term debt. In addition, we had negative cash from operating activities of $22.4 million during the twelve months ended December 31, 2015 and $67.4 million during the six months ended June 30, 2016, and, if industry conditions do not improve, we expect to continue to experience negative cash from operations for the foreseeable future. Accordingly, there can be no assurance that we will be able to maintain sufficient liquidity or access other sources of liquidity.

Our historical financial information may not be indicative of our future financial performance.

Our capital structure will likely be significantly altered under any plan of reorganization ultimately confirmed by the Bankruptcy Court. Under fresh-start reporting rules that may apply to us upon the effective date of a plan of reorganization, our assets and liabilities would be adjusted to fair values and our accumulated deficit would be restated to zero. Accordingly, if fresh-start reporting rules apply, our financial condition and results of operations following our emergence from Chapter 11 would not be comparable to the financial condition and results of operations reflected in our historical financial statements. Further, a plan of reorganization could materially change the amounts and classifications reported in our consolidated historical financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization.

The pursuit of the Chapter 11 cases has consumed and will continue to consume a substantial portion of the time and attention of our management, which may have an adverse effect on our business and results of operations, and we may face increased levels of employee attrition.

While the Chapter 11 cases continue, our management will be required to spend a significant amount of time and effort focusing on the cases. This diversion of attention may materially adversely affect the conduct of our business, and, as a result, on our financial condition and results of operations, particularly if the Chapter 11 cases are protracted.

During the pendency of the Chapter 11 cases, our employees will face considerable distraction and uncertainty and we may experience increased levels of employee attrition. A loss of key personnel or material erosion of employee morale could have a materially adverse effect on our ability to meet customer expectations, thereby adversely affecting our business and results of operations. The failure to retain or attract members of our management team and other key personnel could impair our ability to execute our strategy and implement operational initiatives, thereby having a material adverse effect on our financial condition and results of operations. Likewise, we could experience losses of customers who may be concerned about our ongoing long-term viability.